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                                                                    EXHIBIT 23.2

                   CONSENT OF MULDOON, MURPHY & FAUCETTE LLP


     We hereby consent to the filing of the form of our opinion with respect to the federal income tax consequences of the merger as an exhibit to the Registration Statement on Form S-4 of First Capital and to the references to us under the headings "SUMMARY -- Tax-Free Transaction for HCB Stockholders" and "THE MERGER -- Tax-Free Transaction for HCB Stockholders" in the Joint Proxy Statement-Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section of the Securities Act of 1933.

                              Sincerely,

                              /s/ Muldoon, Murphy & Faucette LLP

                              MULDOON, MURPHY & FAUCETTE LLP


Dated: September 15, 1999